UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 5, 2007
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Exact name of registrant as specified in its charter)

MARYLAND	1-13232	84-1259577

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4582 SOUTH ULSTER STREET PARKWAY
SUITE 1100, DENVER, CO 80237
(Address of principal executive offices)                    (Zip Code)

Registrant’s telephone number, including area code: (303) 757-8101
NOT APPLICABLE

(Former name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 5, 2007, in connection with its review and determination of year-end compensation, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco”), which Committee also constitutes all of, and only, the independent members of the Aimco Board, approved certain compensation arrangements related to Aimco’s executive officers. Specifically, the Committee determined the compensation of Mr. Considine. In addition, the Committee, in conjunction with Mr. Considine, approved certain compensation arrangements related to Aimco’s other executive officers. As required by Item 5.02(e) and Instruction 4 thereto, the executive officers discussed below were the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) for whom compensation was set forth in the Proxy Statement for Aimco’s 2006 Annual Meeting of Stockholders and Aimco’s principal financial officer, Thomas M. Herzog.
     Bonus Compensation — Cash
     For 2006, year-end cash bonuses are as follows: Mr. Considine — $1,650,000; Mr. Herzog - $800,000; David Robertson — $3,250,000; Lance J. Graber — $1,000,000 and Harry G. Alcock — $1,000,000. These cash bonuses are scheduled to be paid on February 28, 2007.
     Bonus Compensation — Equity
     The Committee also approved certain equity awards for bonus compensation made February 5, 2007, pursuant to Aimco’s 1997 Stock Award and Incentive Plan (the “1997 Plan”) as follows: Mr. Considine — a non-qualified stock option to acquire 146,018 shares; Mr. Herzog — 7,315 shares of restricted stock; Mr. Robertson — 46,733 shares of restricted stock; Mr. Graber — 11,378 shares of restricted stock and Mr. Alcock — 10,566 shares of restricted stock. These awards vest ratably over four years beginning with the first anniversary of the grant date.
     Additional Equity Awards
     In addition, the Committee approved additional equity awards for 2006 compensation, which awards were also made February 5, 2007, pursuant to the 1997 Plan as follows: Mr. Considine — a non-qualified stock option to acquire 88,496 shares; Mr. Herzog — 6,502 shares of restricted stock; and Mr. Alcock — 4,876 shares of restricted stock. These awards vest ratably over five years beginning with the first anniversary of the grant date.
     2007 Base Salary
     For 2007, Mr. Considine’s base salary of $600,000 will be in the form of a non-qualified stock option to acquire 53,097 shares, which grant was also made on February 5, 2007. The number of shares subject to the option was determined by dividing $600,000 by the Black-Scholes valuation described below. This option grant vests on the first anniversary of the grant date and shall be forfeited in its entirety and shall not be exercisable unless Aimco earns $3.45 per share of Funds From Operations for 2007. Base salary for 2007 for the others is unchanged from 2006 and is as follows: Mr. Herzog — $350,000; Mr. Robertson — $350,000; Mr. Alcock — $350,000; Mr. Graber - $300,000.
     All option grants described above have a term of ten years and have a strike price per share of $62.63, which is equal to the fair market value of Aimco’s Class A Common Stock on February 2, 2007 (per the 1997 Plan “fair market value” is defined as the closing price of Aimco’s Class A Common Stock on the last trading day immediately prior to the grant date). The options were valued at approximately $11.30 per underlying share, based on a calculation by a nationally recognized independent investment bank using certain assumptions provided by Aimco and the Black-Scholes option pricing model, which model may be used to measure compensation cost under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). The number of shares of restricted stock was determined based on the average of the high and low trading prices of Aimco’s Class A Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the grant date of February 5, 2007, or $61.52. For accounting purposes, the compensation cost related to the stock options and restricted stock is determined in accordance with FAS 123R based on the number of options multiplied by the $11.30 per share Black-Scholes valuation and the number of shares of restricted stock multiplied by the closing price of Aimco’s Class A Common Stock on the New York Stock Exchange on the grant date of $62.60. Such compensation cost generally will be recognized over the applicable vesting period.

     The Committee also made determinations of total target compensation (base compensation plus bonus compensation) for 2007, which will be based on achievement of the objectives of Aimco’s 2007 approved operating plan and achievement of specific individual objectives. Base compensation amounts are discussed above. Target bonus compensation amounts are as follows: Mr. Considine - $3.55 million; Mr. Herzog — $1.25 million; Mr. Graber — $1.65 million; and Mr. Alcock — $1.65 million. Target bonus compensation for 2007 for Mr. Robertson has not yet been determined. These target bonus compensation amounts are based in part on Aimco’s achievement of stretch objectives in the operating plan, which include performance in excess of $3.45 per share of Funds From Operations. If such objectives are not achieved or if individual performance so warrants, the amount paid for 2007 bonus compensation may be less than these targets, and if such objectives exceeded or if individual performance so warrants, the amount paid for 2007 bonus compensation may exceed these targets. Bonus compensation may be paid in the form of cash, options or restricted stock.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
     Dated: February 9, 2007

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

/s/ Thomas M. Herzog Thomas M. Herzog Executive Vice President and Chief Financial Officer